Exhibit T3B.13

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL CENTER HOLDCO, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF CBL CENTER HOLDCO, LLC, a Delaware limited liability company (the “Company”) is made and shall be effective as of August 12, 2021, by CBL & Associates Management, Inc. (herein referred to as the “Member”).

WITNESSETH:

WHEREAS, the Member has formed a limited liability company under and pursuant to the Act (as defined herein) to conduct certain business as a limited liability company, and desires to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Company, the regulations of the affairs of the company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Member.

NOW, THEREFORE, the Member hereto provides as follows:

ARTICLE I

DEFINITIONS:

1.1    Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in the Act.

(a)    “Act” means the Delaware Limited Liability Company Act in effect on the date hereof and as may be hereafter amended.

(b)    “Agreement” means this Limited Liability Company Agreement and as may be hereafter amended.

(c)    “Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for:

i.    the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Delaware;

ii.    provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Member; and

iii.    other reserves which, in the discretion of the Member are necessary for the operation of the Company’s business.

(d)    “Chief Manager” means the Chief Manager of the Company as described in Article VIII below, or any subsequent Chief Manager as may be elected by the Member.

(e)    “Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

(f)    “Company” means CBL Center HoldCo, LLC, the limited liability company formed by the Member.

(g)    “Manager” means the Chief Manager, Secretary, and/or any other managers who may be designated from time to time by the Member pursuant to Article VIII.

(h)    “Member” means CBL & Associates Management, Inc., a Delaware corporation.

(i)    “Membership Interest” means the Member’s entire interest in the Company.

(j)    “Net Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(k)    “Net Profits” means the excess of all income of the Company over all expenses of the Company, (including the amount of any gains recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(l)    “Secretary” means the Secretary of the Company as described in Article VIII, or any subsequent Secretary as may be elected by the Member.

(m)    “Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

ARTICLE II

FORMATION

2.1    Formation. The Member hereby acknowledges the formation of the Company by the filing of a Certificate of Formation with the Delaware Secretary of State on August 12, 2021 by the organizer (the “Certificate of Formation”).

2.2    Name. The name of the Company shall be CBL Center HoldCo, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Member may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3    Certificate of Formation. The Certificate of Formation is hereby adopted and ratified by the Member. In the event of a conflict between the terms of this Agreement and the terms of the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

2.4    Limited Liability Company Agreement. The Member hereby states that except as otherwise provided by the Act or the Certificate of Formation, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5    Offices. The principal executive office of the Company shall be CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Member.

ARTICLE III

PURPOSE AND POWER

3.1    Purpose. The object and purpose of the Company, and the nature of the business to be conducted and promoted by the Company is, engaging in any and all lawful activities for which limited liability companies may be formed under the Act.

3.2    Tax Classification. The Company shall be treated as a “disregarded entity” (within the meaning of Treasury Regulation § 301.7701-3) for U.S. federal income tax purposes. The Company (i) will not elect to be treated as an association taxable as a corporation, (ii) will, to the extent necessary, timely take such actions to ensure that it is treated as a disregarded entity, and (iii) will elect corresponding treatment for all state and local tax purposes.

3.3    Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1    Capital Contributions. The Member has made the contribution to the capital of the Company in the amount set forth on Exhibit “A” attached hereto.

4.2    Capital Accounts. The Company will maintain for each Member an account designated as its “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

CASH FLOW

5.1    Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Member subject to any limitations on the Company’s ability to make distributions imposed by the Company’s lenders, noteholders and/or other creditors or by applicable law.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1    Admission of New Members. No other person shall be made a Member without the unanimous consent of the Members at the time such membership decision is to be made. The Secretary shall revise Exhibit “A” attached hereto to reflect the admission of new Members. Upon the unanimous consent of the Members, the Company may enter into Contribution Agreements and Contribution Allowance Agreements as defined in the Act. The Secretary shall revise Exhibit “A” attached hereto to reflect any such agreements.

6.2    Meetings. Meetings of the Members may be called by the Chief Manager, Secretary, or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.3    Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.4    Voting. Each Member shall have voting power proportionate to such Member’s Percentage Interest, as set forth on Exhibit “A”. Except where this Agreement, the Act or the Certificate of Formation require a larger proportion, the Members shall take action on an item of business by the affirmative vote of the Members holding a majority of the voting power present and entitled to vote on that item of business at a meeting at which a quorum is present.

6.5    Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken in lieu of a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1    Management of Company. The overall management of the business and affairs of the Company shall be vested in the Member. All decisions with respect to the management of the Company shall be made by the Member.

7.2    Borrowing. The Company may borrow for Company purposes from any source upon such terms and conditions as the Member may determine. The Chief Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, notes, indentures, security agreements, deeds of trust, guarantees and other documents and instruments required by the lender, noteholder, trustee, collateral agents and others in connection therewith.

ARTICLE VIII

MANAGERS

8.1    Election, Withdrawal and Removal of Managers. The Company shall at all times have at least two (2) Managers, those being the Chief Manager and the Secretary. The Chief Manager and Secretary shall be the persons designated as such on Exhibit “B”, each of whom shall hold office until removal from office or until its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary, may be held by the same person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager and the Secretary. Any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect its status as a Member, if any.

8.2    Chief Manager. The Chief Manager shall:

(a)    See that all orders and resolutions of the Member are carried into effect;

(b)    Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated or limited (i) by the Certificate of Formation, (ii) by this Agreement, or (iii) by the Member to some other Manager or agent of the Company;

(c)    Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Member;

(d)    Perform other duties prescribed by the Member, by this Agreement, or by the Act; and

(e)    In the event the Company has a vacancy in the office of Secretary, any notices, documents or other matters that otherwise are required to go to the Secretary may be delivered to the Chief Manager.

8.3    Secretary. The Secretary shall:

(a)    Keep accurate membership records for the Company;

(b)    Maintain records of and, whenever necessary, certify all proceedings of the Member of the Company;

(c)    Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company; and

(d)    Perform other duties prescribed by the Member or by the Chief Manager.

8.4    Other Managers. If the Member elects other Managers in addition to the Chief Manager and Secretary, such other Managers shall perform such duties as are specifically designated by the Member.

8.5    Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Member, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.6    Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest as defined in the Act is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Member and the transaction is authorized, approved or ratified by the Member or if the transaction is fair to the Company.

8.7    Other Interests. Notwithstanding any duty existing at law or in equity, any Manager or Member may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.8    Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

8.9    Limitation on Authority of Managers. Nothing contained in this Article VIII shall be construed as giving the Managers any authority over the management of the Company which management authority shall be always vested in the Member.

ARTICLE IX

OFFICERS

9.1    Officer Appointments. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, President, Vice President, Senior Director, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authorities and duties that are normally associated with that office. Any appointment or delegation pursuant to this Section 9.1 may be revoked at any time by the Member.

ARTICLE X

INDEMNIFICATION

10.1    Authority to Indemnify. The Company shall be authorized and shall indemnify the Member pursuant to and in accordance with the Act.

ARTICLE XI

FISCAL MATTERS

11.1    Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

11.2    Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

11.3    Tax Status; Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Member.

11.4    Bankruptcy of a Member. Notwithstanding any other provision of this Agreement, the Bankruptcy of any of the Members of the Company shall not dissolve the Company nor cause such Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. “Bankruptcy” shall mean, with respect to any Member, (a) the making of an assignment for the benefit of creditors; or (b) the filing of any proceeding seeking relief under any provision or chapter of the federal

Bankruptcy Code or any other federal or state law relating to insolvency; or (c) the failure to vacate, discharge or dismiss within sixty (60) days from the date of its initiation either (i) the filing of a proceeding in bankruptcy against it or (ii) the appointment of a receiver or trustee for all or any part of such Member’s assets or property.

ARTICLE XII

GENERAL PROVISIONS

12.1    Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)    in the case of the Company, to the address set forth in Section 2.5;

(b)    in the case of any Member, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

Additionally, if an address for notice via email is provided to the Secretary, notices may be sent via email and in such case shall be deemed given at the time shown on the delivery confirmation report generated by the sender’s email system.

12.2    Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

12.3    Other Business. The Member and the Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

12.4    Applicable Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

12.5    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

12.6    Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

12.7.    Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, the Membership Interest, as determined in its sole discretion.

12.8    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

12.9    Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members; provided, however, that the Secretary is hereby authorized and directed to amend Exhibit “A” and/or Exhibit “B” to reflect changes in the information set forth on Exhibit “A” and/or Exhibit “B”.

12.10    Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument. Any facsimile or electronically transmitted signature attached hereto, or to any amendment hereof, will be deemed to be an original and will have the same force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBER:

CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation

By:	/s/ Jeffery V. Curry
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

Signature page to LLC Agreement of CBL Center HoldCo, LLC

EXHIBIT “A”

TO

LIMITED LIABILITY COMPANY

OF

CBL CENTER HOLDCO, LLC

Members

Name, Address	Percentage Interest	Cash Contributed or Agreed Value of Other Property or Services
CBL & Associates Management, Inc. 2030 Hamilton Place Boulevard Suite 500, CBL Center Chattanooga, Tennessee 37421	100%	$1.00

EXHIBIT “B”

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL CENTER HOLDCO, LLC

Managers

Chief Manager:	CBL & Associates Limited Partnership

Secretary:	CBL Holdings I, Inc.